Exhibit 99.1

Oncobiologics Announces Separation of Units; Trading of Common Stock and Warrants

Cranbury, NJ – June 10, 2016 — Oncobiologics, Inc. (NASDAQ: ONSIU), a clinical-stage biopharmaceutical company focused on identifying, developing, manufacturing and commercializing complex monoclonal antibody biosimilar therapeutics, today announced that the 5,833,334 units issued in its underwritten initial public offering will separate in accordance with their terms. Each unit consists of one share of common stock, one-half of a Series A warrant and one-half of a Series B warrant. Each whole Series A warrant entitles the holder to purchase one share of Oncobiologics’ common stock at an initial exercise price of $6.60, subject to adjustment. Each whole Series B warrant entitles the holder to purchase one share of Oncobiologics’ common stock at an initial exercise price of $8.50, subject to adjustment.

At the commencement of trading on June 13, 2016, the common stock, Series A warrants and the Series B warrants will trade separately on the NASDAQ Global Market under the symbols “ONS,” “ONSIW” and “ONSIZ,” respectively. The units, which are trading under the symbol “ONSIU,” will no longer be listed on NASDAQ following the separation.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such state or jurisdiction.

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About Oncobiologics, Inc. and its BioSymphony™ Platform

Oncobiologics is a clinical-stage biopharmaceutical company focused on identifying, developing, manufacturing and commercializing complex biosimilar therapeutics. Its current focus is on technically challenging and commercially attractive monoclonal antibodies (mAbs) in the disease areas of immunology and oncology. Oncobiologics is advancing its pipeline of eight biosimilar products, two of which are currently in clinical development. Led by a team of biopharmaceutical experts, Oncobiologics operates from an in-house state-of-the-art fully integrated research and development, and manufacturing facility in Cranbury, New Jersey. Oncobiologics employs its BioSymphony™ Platform to address the challenges of biosimilar development and commercialization by developing high quality mAb biosimilars in an efficient and cost-effective manner on an accelerated timeline.

CONTACTS:

Oncobiologics:	Lawrence A. Kenyon
Chief Financial Officer
LawrenceKenyon@oncobiologics.com

Media:	Alex Fudukidis
Russo Partners, LLC
alex.fudukidis@russopartnersllc.com

Investors:	Robert Flamm, Ph.D.
Russo Partners, LLC
robert.flamm@russopartnersllc.com